Exhibit 99(a)(1)(I)

LETTER FROM SUN LIFE ASSURANCE COMPANY OF CANADA

TO PARTICIPANTS IN THE IKON CANADA PENSION SAVINGS PLAN

November 21, 2007

Dear Plan Participant:

On November 21, 2007, IKON Office Solutions, Inc. (the “Company”) commenced an offer to purchase for cash up to $295,000,000 in value of shares of its common stock, no par value per share, at a price not greater than U.S. $15.00 per share nor less than U.S. $13.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions in the Offer to Purchase (the “Offer”). A copy of the Offer to Purchase, the Pension Savings Plan Participant Q&A, the Pension Savings Plan Participant Election Form, and the Pension Savings Plan Participant Notice of Withdrawal are enclosed with this letter. You are urged to examine the Offer carefully.

As a participant in the IKON Canada Pension Savings Plan (the “IKON CPSP”), you have the right to instruct Sun Life Assurance Company of Canada, the custodian of the IKON CPSP which holds the shares of common stock of the Company (the “Custodian”), whether or not to tender any shares of common stock of the Company held in respect of your IKON CPSP account (“Plan Shares”). If, after reading the enclosed materials, you want to offer to tender your Plan Shares, you must follow the instructions contained in this letter, fill out and sign the election form enclosed, and mail the form in the enclosed postage-paid pre-addressed envelope. If you do not wish to use the enclosed envelope, you may also mail your election form by first class mail to: The Colbent Corporation (the “Tabulator”) at: The Colbent Corporation, P.O. Box 859208, Braintree, Massachusetts, 02185-9208. Neither the Custodian, the Tabulator, the Company, the Company’s Board of Directors, the Dealer Managers, the Depositary nor the Information Agent is making any recommendation to you as to whether to tender or refrain from tendering your Plan Shares or as to the price or prices at which you may choose to tender your Plan Shares. You must make your own decision as to whether to tender your Plan Shares and, if so, how many Plan Shares to tender and the price or prices at which you will tender them. If you do instruct the Custodian to tender Plan Shares and such shares are accepted in the Offer, any proceeds received in respect of such Plan Shares will be invested in the TD Asset Management Canadian Balanced Fund (the “TDAM Canadian Balanced Fund”) and will remain in the IKON CPSP; provided, however, you may instruct the Custodian to redirect the proceeds to any other investment fund under the IKON CPSP that is open for new investments at any time once the proceeds have been allocated to your account under the IKON CPSP. Please note that the IKON Stock Fund was closed to new investments effective December 31, 2006. In the event that you choose to instruct the Custodian to tender your Plan Shares, you will not be able to invest either potential tender proceeds or any other monies in the IKON Stock Fund.

If you are also a direct shareholder of the Company, you will receive under separate cover another copy (or copies) of the Offer documents which can be used to tender your directly-owned shares if you choose to do so. Instructions with respect to tendering your directly-held shares will be set forth in those materials. Those documents may not be used to direct the Custodian to tender or not tender the Plan Shares allocable to your individual account under the IKON CPSP.

Please note that the IKON CPSP is prohibited from selling Plan Shares to the Company for a price that is less than the prevailing market price of the Company’s common stock. Accordingly, if you instruct the Custodian to tender Plan Shares at a price that is lower than the closing price of the Company’s common stock on the date the Offer expires, the tender price you instruct the Custodian to tender at will be deemed to have been increased to the closest tender price that is not less than the closing price of the Company’s common stock on the New York Stock Exchange on the date the Offer expires. This could result in none of your Plan Shares being accepted for purchase by the Company. Similarly, if you instruct the Custodian to maximize the chance of having the Company purchase Plan Shares that you are instructing the Custodian to tender by writing a percentage on the % line at TBD (to be determined) on the election form and the closing price of the Company’s common stock on the

New York Stock Exchange on the date the Offer expires is within the range of prices set forth on the election form, the tender price you instruct the Custodian to tender at will be deemed to have been increased to the closest tender price that is not less than the closing price of the Company’s common stock on the New York Stock Exchange on the date the Offer expires. If the closing price of the Company’s common stock on the date the Offer expires is greater than the maximum price available in the Offer, none of the Plan Shares will be tendered and your tender instruction will be deemed to have been withdrawn.

If valid instructions to tender Plan Shares are not received by 4:00 p.m., New York City time, on December 19, 2007, the Plan Shares held in respect of to your IKON CPSP account will not be tendered, unless the Company extends the Offer in which case your instructions must be received by 4:00 p.m., New York City time, on the date that is four (4) business days before the new expiration date. Please note that your instructions as to whether or not you direct the Custodian to tender will be kept confidential from the Company. You also may request that the Custodian withdraw any tender instruction you have previously submitted, as long as you do so prior to 4:00 p.m., New York City time, on December 13, 2007 by delivering a withdrawal notice to the Tabulator. If the Offer is extended, then you must ensure that the Tabulator receives any withdrawal notice or election form that you send by 4:00 p.m., New York City time, on the date that is four (4) business days before the new expiration date. Any request to withdraw the information sent to the Tabulator must: (i) specify the name of the participant or beneficiary who has made the instruction that is being withdrawn, and the participant’s or beneficiary’s social insurance number and (ii) be signed by the participant or beneficiary in the same manner as the original signature on the election form by which the instruction that is being withdrawn was made.

As of 4:00 p.m., New York City time, on December 13, 2007, withdrawals from the IKON Stock Fund will be prohibited until all processing related to the Offer has been completed, unless the Offer is terminated or the completion date is extended. In the event that the Offer is extended, the freeze on withdrawals from the IKON Stock Fund will, if feasible, be temporarily lifted until four (4) business days prior to the new completion date of the Offer, as extended, at which time a new freeze on withdrawals from the IKON Stock Fund will commence. You can call D.F. King & Co., Inc., the Information Agent for the Offer, toll-free, at 1-800-735-3107 to obtain updated information on expiration dates, deadlines and IKON CPSP freezes.

IMPORTANT NOTE ON IKON CPSP BLACKOUT PERIOD

As set forth in greater detail below, you will be temporarily unable to conduct certain IKON CPSP transactions involving both tendered and non-tendered Plan Shares in your IKON CPSP account. The period during which you cannot conduct these IKON CPSP transactions is called a “Blackout Period.” During the Blackout Period, you will be unable to direct investments or distributions or otherwise transfer amounts out of the portion of your IKON CPSP account invested in Plan Shares. Whether or not you are planning retirement in the near future, you should carefully consider how this Blackout Period may affect your retirement planning, as well as your overall financial plan.

The Blackout Period begins at 4:00 p.m., New York City time, on December 13, 2007. If IKON does not accept your tender or you did not tender any shares, the Blackout Period is expected to end on the [next business day after IKON gives notice to the public of the price that it will pay for the tendered shares. If your tender is accepted, the Blackout Period is expected to end two (2) business days after the Custodian’s receipt of the tendered proceeds. The tender proceeds will be deposited into the TDAM Canadian Balanced Fund as soon as practicable after the proceeds are received from IKON and you will be able to direct all aspects of your account, including moving the tender proceeds out of the TDAM Canadian Balanced Fund into any investment funds available under the IKON CPSP that are open for new investments, and conduct any transactions in the TDAM Canadian Balanced Fund portion of your IKON CPSP account the following business day. You can determine whether the Blackout Period has started or ended by calling D.F. King & Co., Inc., the Information Agent for the Offer, toll-free, at 1-800-735-3107.

During the Blackout Period, you will be unable to obtain withdrawals or distributions from, or direct or diversify the investment of, the portion of your IKON CPSP account invested in Plan Shares. For this reason, it is very important that you review and consider the appropriateness of your current investments and IKON CPSP elections in light of your inability to obtain withdrawals or distribution or to direct or diversify your investment in the portion of your IKON CPSP account invested in Plan Shares during the Blackout Period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the IKON CPSP in individual stocks, including IKON common stock — as such investments tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the Blackout Period, and you will not be able to direct the sale of such stocks from your account during the Blackout Period.

If you have any questions concerning the Blackout Period, you should contact D.F. King & Co., Inc., the Information Agent for the Offer, toll-free, at 1-800-735-3107.

For any Plan Shares that are tendered and purchased by the Company, the Company will pay cash to the Custodian on behalf of the IKON CPSP. INDIVIDUAL PARTICIPANTS IN THE IKON CPSP WILL NOT, HOWEVER, RECEIVE ANY CASH TENDER PROCEEDS DIRECTLY. ALL SUCH PROCEEDS WILL REMAIN IN THE IKON CPSP AND MAY BE WITHDRAWN ONLY IN ACCORDANCE WITH THE TERMS OF THE IKON CPSP.

If you require additional information concerning the terms and conditions of the Offer, how the Offer relates to your individual account under the IKON CPSP or how to tender your Plan Shares, please contact D. F. King & Co., Inc., the Information Agent for the Offer, toll-free, at 1-800-735-3107.

SUN LIFE ASSURANCE COMPANY OF CANADA

QUESTIONS AND ANSWERS WITH RESPECT TO TENDER RIGHTS

OF PARTICIPANTS IN

THE IKON CANADA PENSION SAVINGS PLAN

(the “IKON CPSP”)

DESCRIPTION OF THE OFFER

1. What is the Offer?

On November 21, 2007, IKON Office Solutions, Inc. (“IKON”) commenced an offer to purchase up to $295,000,000 in value of shares (“shares”) of its common stock, no par value per share, at a price not greater than U.S. $15.00 per share nor less than U.S. $13.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in the Offer to Purchase (the “Offer”). This Offer will be open from November 21, 2007 until it expires at 12:00 midnight, New York City time, on December 19, 2007, unless IKON extends the Offer. Any extension of the Offer will be made in accordance with the procedures described in the Offer to Purchase.

Participants in the IKON CPSP who have shares of IKON common stock held in respect of their IKON CPSP accounts (such shares are referred to in this Q&A as “Plan Shares”) may direct the Custodian to tender (i.e., offer to sell) these Plan Shares by (i) so indicating on the enclosed election form and (ii) returning the form to The Colbent Corporation, the Tabulator for the Offer (the “Tabulator”), at: The Colbent Corporation, 161 Bay State Drive, P.O. Box 859208, Braintree, Massachusetts, 02185-9208. A POSTAGE-PAID PRE-ADDRESSED ENVELOPE IS ENCLOSED FOR THE PURPOSE OF RETURNING YOUR ELECTION FORM. YOU SHOULD MAIL YOUR COMPLETED ELECTION FORM TO THE TABULATOR IN AMPLE TIME TO ENSURE THAT IT IS RECEIVED NO LATER THAN 4:00 P.M., NEW YORK CITY TIME, ON DECEMBER 13, 2007, OR, IF EXTENDED, BY 4:00 P.M. NEW YORK CITY TIME, ON THE DATE THAT IS FOUR (4) BUSINESS DAYS BEFORE THE NEW EXPIRATION DATE.

After the Offer expires, IKON will look at the prices chosen by shareholders for all of the shares properly tendered and not withdrawn. IKON will then select the lowest purchase (in multiples of $0.25) within the price range specified above that will allow IKON to purchase $295,000,000 in value of shares, or a lower amount depending on the number of shares properly tendered and not withdrawn. All shares that IKON acquires in the Offer will be acquired at the same purchase price regardless of whether the shareholder tendered at a lower price. IKON will purchase only shares tendered at prices at or below the purchase price they determine. However, because of the odd lot priority, proration and conditional tender provisions described in the Offer to Purchase, IKON may not purchase all of the shares tendered at or below the purchase price if, based on the purchase price they determine, more than $295,000,000 in value of shares are properly tendered and not withdrawn. Shares tendered but not purchased in the Offer will be returned to the tendering shareholder at IKON’s expense promptly after the expiration of the Offer. See Section 3 of the Offer to Purchase.

Upon the terms and subject to the conditions of the Offer, if more than $295,000,000 in value of shares are properly tendered and not withdrawn, IKON will purchase shares:

•	first, from all holders of “odd lots” of less than 100 shares who properly tender all of their shares at or below the purchase price selected by IKON.

•

second, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase, IKON will purchase all other shares tendered at prices at or below the purchase price on a pro rata basis with appropriate adjustment to avoid purchases of fractional shares.

•

third, only if necessary to permit IKON to purchase up to $295,000,000 in value of shares (or such greater amount as IKON may elect to pay), from holders who have properly tendered shares at or below the purchase price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares. This does not apply to participants in the

IKON CPSP, because the Custodian of the IKON CPSP will aggregate all of the Plan Shares in a single tender submission.

The terms and conditions of the Offer are fully described in the enclosed Offer to Purchase. PLEASE READ THE OFFER TO PURCHASE CAREFULLY.

2. What are my rights under the Offer?

The IKON CPSP records indicate that Plan Shares are held in respect of your account. You may instruct the Custodian to tender some or all of these shares. The Custodian will tender by aggregating all IKON CPSP participant instructions and completing the required letter of transmittal for all IKON CPSP participants but only in accordance with your instructions as well as the other IKON CPSP participants.

YOU MUST DIRECT THE CUSTODIAN IF YOU WANT THE CUSTODIAN TO TENDER YOUR PLAN SHARES AND, IF YOU DIRECT THE CUSTODIAN TO TENDER YOUR PLAN SHARES, YOU MUST INDICATE AT WHICH PRICE OR PRICES YOU WANT THE CUSTODIAN TO TENDER THEM. THE CUSTODIAN WILL TENDER YOUR PLAN SHARES ONLY IF SPECIFICALLY INSTRUCTED. IF YOU DO NOT RESPOND USING THE ENCLOSED ELECTION FORM, YOU WILL BE DEEMED TO HAVE INSTRUCTED THE CUSTODIAN NOT TO TENDER ANY OF YOUR PLAN SHARES UNDER THE OFFER, AND YOUR PLAN SHARES WILL REMAIN IN YOUR IKON CPSP ACCOUNT.

3. Which documents did I receive in the Offer materials and what is the purpose of each document?

The following materials are enclosed in this mailing:

(a)	Letter from Sun Life Assurance Company of Canada. This letter gives you details for participating in the Offer with respect to the Plan Shares in your IKON CPSP account.

(b)	Offer to Purchase, dated November 21, 2007. This document describes all of the terms and conditions of the Offer. PLEASE READ THIS DOCUMENT CAREFULLY.

(c)	Election Form. YOU MUST COMPLETE, SIGN AND MAIL THIS DOCUMENT TO THE TABULATOR IN THE ENCLOSED POSTAGE-PAID PRE-ADDRESSED ENVELOPE IF YOU WISH TO DIRECT THE CUSTODIAN TO TENDER SOME OR ALL OF YOUR PLAN SHARES. IF YOU FAIL TO COMPLETE, SIGN OR TIMELY MAIL THE ELECTION FORM SO THAT THE TABULATOR DOES NOT RECEIVE IT BY 4:00 P.M., NEW YORK CITY TIME, ON DECEMBER 13, 2007, YOU WILL BE DEEMED TO HAVE INSTRUCTED THE CUSTODIAN NOT TO OFFER ANY OF YOUR PLAN SHARES FOR SALE UNDER THE OFFER. YOU MUST USE THE ELECTION FORM IF YOU WISH TO DIRECT A TENDER OF YOUR PLAN SHARES.

(d)	Reply Envelope. A postage-paid pre-addressed envelope is provided for your convenience. If you decide to direct the Custodian to tender some or all of your Plan Shares, you may use this envelope to mail the completed election form to the Tabulator. You should mail the election form in ample time to ensure that the Tabulator receives it by 4:00 p.m., New York City time, on December 13, 2007, unless the Offer is extended, in which case such notice must be received by no later than 4:00 p.m., New York City time, on the date that is four (4) business days before the new expiration date.

(e)	Notice of Withdrawal. This form can be used to withdraw a tender. See #11 below for additional information.

4. How do I direct the IKON CPSP Custodian?

The only way that you can instruct the Custodian to tender your Plan Shares is by completing the election form as described, signing it and returning it to the Tabulator. You may do this by using the postage-paid pre-addressed envelope provided for this purpose. Alternatively, you may send your instruction by regular, certified or registered mail, or by overnight delivery, to the Tabulator. The post office box on the reply envelope provided is exclusively for business-reply mail.

THE TABULATOR MUST RECEIVE THE TENDER ELECTION FORM BEFORE 4:00 P.M., NEW YORK CITY TIME, ON DECEMBER 13, 2007 (UNLESS THE OFFER IS EXTENDED, IN WHICH CASE SUCH NOTICE MUST BE RECEIVED BY NO LATER THAN 4:00 P.M., NEW YORK CITY TIME, ON THE DATE THAT IS FOUR (4) BUSINESS DAYS BEFORE THE NEW EXPIRATION DATE). YOU MUST SIGN AND COMPLETE THE ELECTION FORM FOR YOUR TENDER INSTRUCTION TO BE VALID.

TO VALIDLY DIRECT THE CUSTODIAN TO TENDER PLAN SHARES ON YOUR BEHALF YOU MUST:

(a)	Instructions. Read carefully and follow exactly the instructions in (i) the Letter from Sun Life Assurance Company of Canada and (ii) the election form. These documents will tell you how to direct the Custodian regarding your Plan Shares.

(b)	Election form. Complete the enclosed election form.

(c)	Shares. Designate on the election form the percentage of your Plan Shares you wish to be tendered. You may obtain information about the number of shares held in respect of your account by calling D.F. King & Co., Inc., the Information Agent for the Offer, toll-free, at 1-800-735-3107.

(d)	Price. Designate on the election form the price or prices at which you are willing to tender your Plan Shares. In the alternative, you may maximize the chance of IKON purchasing the Plan Shares you tender by electing to accept whatever price IKON determines as the Offer purchase price pursuant to the Offer terms and conditions (the “Purchase Price”). You must indicate your preference to accept whatever price IKON determines as the Offer Purchase Price by filling in the TBD (to be determined) field on the election form. Please note that the latter action may result in you receiving a price as low as $13.00 per share.

(e)	Signature. You must SIGN the election form to complete your instruction. Unless you sign the election form, your direction cannot be honored and the election form will be ineffective even if it is timely received by the Tabulator.

(f)	Mailing. We have enclosed a postage-paid pre-addressed return envelope with your tender materials. You may use this postage-paid pre-addressed envelope to return your completed election form if you wish to have the Custodian tender your Plan Shares.

Please be precise in providing your instruction and please act PROMPTLY.

IF YOU DO NOT WISH TO TENDER ANY PLAN SHARES, TAKE NO ACTION.

5. How do I send instructions to the Tabulator?

Please return your instructions PROMPTLY, recognizing the slow delivery time inherent in the mail. You may mail your election form to the Tabulator in the postage-paid pre-addressed reply envelope that has been provided for this purpose. Alternatively, you may send your instruction by regular, certified or registered mail, or by overnight delivery to the Tabulator at: The Colbent Corporation, 161 Bay State Drive, P.O. Box: 859208, Braintree, Massachusetts, 02185-9208. Your instructions may also be returned by facsimile transmission to the Tabulator at (781) 930-4942. DO NOT DELIVER YOUR INSTRUCTIONS TO YOUR HUMAN RESOURCES DEPARTMENT OR TO YOUR BENEFITS ADMINISTRATOR.

6. Must I provide directions to the Custodian?

You must respond IF you wish the Custodian to tender any of your Plan Shares. IF YOU DO NOT WISH THE CUSTODIAN TO TENDER ANY OF YOUR PLAN SHARES, DO NOTHING. If you do nothing, you will be deemed to have instructed the Custodian not to tender any of the Plan Shares held in respect of your IKON CPSP account.

7. How many Plan Shares may I tender and how do I learn the number of Plan Shares held for my benefit in the IKON CPSP?

You may tender a percentage (up to 100%) of the Plan Shares held in respect of your IKON CPSP account as of the expiration date of the Offer, currently scheduled to occur on December 19, 2007 (unless it is extended). You may obtain information about the number of Plan Shares held in respect of your IKON CPSP account by calling D.F. King & Co., Inc., the Information Agent for the Offer, toll-free, at 1-800-735-3107.

IF YOU WISH TO TENDER PORTIONS OF YOUR PLAN SHARES AT DIFFERENT PRICES, YOU MUST IDENTIFY THE PERCENTAGE OF YOUR PLAN SHARES YOU WISH TO TENDER AT EACH SPECIFIC PRICE YOU WISH TO INSTRUCT THE CUSTODIAN TO TENDER YOUR PLAN SHARES.

8. Why must I direct the Custodian to tender Plan Shares held in respect of my IKON CPSP account by percentage, rather than designating a set number of shares?

A percentage designation allows the Custodian to take into account transactions involving Plan Shares that might be effected after you complete and send your election form to the Tabulator, such as additional contributions to investment funds under the IKON CPSP that are open for new investments, exchanges or distributions of shares. The percentage designation allows the Custodian to tender Plan Shares based on the actual number of shares that corresponds to the balance in the IKON Stock Fund in the IKON CPSP as of the date of such tender.

9. What if I have shares in my IKON CPSP account AND hold shares outside of the IKON CPSP?

If you have Plan Shares in the IKON CPSP and also own other shares (either in your possession or held by a bank or brokerage firm, or otherwise) outside of the IKON CPSP, you will receive two or more sets of tender offer materials. You should be careful to follow the different instructions that apply for tendering each kind of shares.

10. Who will know whether I tendered my Plan Shares?

Your directions to the Custodian will be kept CONFIDENTIAL. No IKON employee, officer or director will learn of your instruction unless such disclosure is required by law.

11. Can I change my mind and direct the Custodian to withdraw Plan Shares that I previously directed the Custodian to tender?

Yes, but only if you perform ALL of the following steps:

(a)	You must send a completed and signed copy of the enclosed NOTICE OF WITHDRAWAL to the Tabulator.

(b)	The notice of withdrawal must set forth your name and social insurance number and it must state that you are directing the Custodian to withdraw all Plan Shares that you previously directed the Custodian to tender on your behalf.

(c)	The Tabulator must receive the notice of withdrawal before 4:00 p.m., New York City time, on December 13, 2007 (unless the Offer is extended, in which case, such notice must be received by no later than 4:00 p.m., New York City time, on the date that is four (4) business days before the new expiration date).

12. Can I direct the Custodian to re-tender my Plan Shares?

Yes. If, after directing the Custodian to withdraw Plan Shares that you previously instructed the Custodian to tender, you wish to direct the Custodian to re-tender your Plan Shares (or any portion thereof), you must complete another election form and return it to the Tabulator by 4:00 p.m., New York City time, on December 13, 2007 (unless the offer is extended, in which case the deadline for receipt of your election form will be extended until 4:00 p.m., New York City time on the date that is four (4) business days before the new expiration date). You may request additional copies of the election form by calling D.F. King & Co., Inc., the Information Agent for the Offer, toll-free, at 1-800-735-3107.

13. Will the CPSP still be entitled to receive the dividend to be paid on December 10, 2007 in respect of the Plan Shares that I direct the Custodian to tender?

Yes. Shares that are sold to IKON pursuant to the Offer will be entitled to receive the dividend that is scheduled to be paid on December 10, 2007. The dividend will be invested in the IKON Stock Fund.

14. Will IKON purchase all Plan Shares that I direct the Custodian to tender?

The answer to this question depends on the total number of shares validly tendered (and not validly withdrawn) by all tendering shareholders at or below the purchase price, and the price or prices at which you direct the Custodian to tender your Plan Shares. If you instruct the Custodian to tender your Plan Shares at a price above the purchase price determined by IKON pursuant to the Offer terms and conditions, IKON will not purchase your Plan Shares. If you instruct the Custodian to tender your Plan Shares at or below the purchase price, then IKON will purchase your Plan Shares subject to the proration provisions of the Offer. See Q&A #1 for a description of how the proration process works. See also Section 1 of the Offer to Purchase for a description of the “odd lot” preference.

Please note that the IKON CPSP is prohibited from selling Plan Shares to IKON for a price that is less than the prevailing market price of IKON’s common stock. Accordingly, if you instruct the Custodian to tender Plan Shares at a price that is lower than the closing price of IKON’s common stock on the date the Offer expires, the tender price you instruct the Custodian to tender at will be deemed to have been increased to the closest tender price that is not less than the closing price of IKON’s common stock on the New York Stock Exchange on the date the Offer expires. This could result in none of your Plan Shares being accepted for purchase by IKON. Similarly, if you instruct the Custodian to maximize the chance of having IKON purchase shares that you are instructing the Custodian to tender by checking box 2 of the election form and the closing price of IKON’s common stock on the New York Stock Exchange on the date the Offer expires is within the range of prices set forth on the election form, the tender price you instruct the Custodian to tender at will be deemed to have been increased to the closest tender price that is not less than the closing price of IKON’s common stock on the New York Stock Exchange on the date the Offer expires. If the closing price of IKON’s common stock on the date the Offer expires is greater than the maximum price available in the Offer, none of the Plan Shares will be tendered and your tender will be deemed to have been withdrawn.

Plan Shares held in respect of your IKON CPSP account that are tendered but not purchased by IKON will continue to be held in respect of your IKON CPSP account as if nothing had happened, subject to the rules and provisions governing the IKON CPSP.

15. What if I have questions about the Tender Offer relating to the IKON CPSP?

Please contact D. F. King & Co., Inc., the Information Agent for the Offer, toll-free, at 1-800-735-3107.

16. How will I know if IKON has purchased my Plan Shares?

The purchase will be reflected in your IKON CPSP account as a transfer of the tendered shares, with the tender proceeds going into the TDAM Canadian Balanced Fund. The tender proceeds will not be in the TDAM Canadian Balanced Fund until two (2) business days after the Custodian’s receipt of the tendered share proceeds.

OPERATION OF THE IKON CPSP DURING THE OFFER

17. What happens to contributions to my IKON CPSP account that are made after November 21, 2007?

Contributions made after November 21, 2007 to investment funds under the IKON CPSP that are open for new investments (including any contributions made to the TDAM Canadian Balanced Fund Account) will be allocated as usual, in accordance with the sources of the contributions and, where applicable, your investment directions in effect at the time of your contribution. Only the Plan Shares in your IKON CPSP account on December 13, 2007 at 4:00 p.m., New York City time, are subject to the Offer.

18. How will my IKON CPSP account be affected by the Offer?

Due to the administration of the Offer, all IKON CPSP participants will be temporarily unable to conduct certain IKON CPSP transactions involving both Plan Shares irrespective of whether they have instructed the Custodian to tender Plan Shares. These limitations are described in the section of the letter labeled “Important Note on IKON CPSP Blackout Period”. The Blackout Period during which these limitations apply begins at 4:00 p.m., New York City time, on December 13, 2007. Please read the “Important Note on IKON CPSP Blackout Period” on page 2 and 3 of the letter and evaluate the appropriateness of your current investment decisions in light of these limitations.

19. What happens if I request a distribution, withdrawal or reallocation following the announcement of the Offer but before the Blackout Period starts?

Distributions and withdrawals from the IKON CPSP and transfers into or out of your IKON CPSP account will be processed in accordance with normal procedures prior to the start of the Blackout Period. However, as indicated above, no transactions involving Plan Shares will occur during the Blackout Period.

20. Will I be taxed on any proceeds received in 2007 from the Plan Shares that I instruct the Custodian to tender?

No. Because tender proceeds received from Plan Shares will be received by and held in your IKON CPSP, they will not be subject to current income taxes.

REINVESTMENT OF TENDER PROCEEDS

21. How will the IKON CPSP invest the proceeds received from the Plan Shares that are tendered?

If you have directed the Custodian to tender any Plan Shares held by the Custodian for your benefit, the tender proceeds will be transferred to the TDAM Canadian Balanced Fund two (2) business days after the Custodian’s receipt of the tendered share proceeds. Once the proceeds are in TDAM Canadian Balanced Fund, you will be able to move such tender proceeds at your own discretion to other investment funds that are open for new investments within the IKON CPSP.